Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Ceridian Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-132843, 333-138254, 333-129886 and 333-129016) on Form S-8 and registration statement (No. 333-147391) on Form S-3 of Fidelity National Financial, Inc. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Ceridian Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Ceridian Corporation and are incorporated by reference in the Form 8-K/A of Fidelity National Financial, Inc. dated January 23, 2008.
Our report dated February 28, 2007, refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006.
/s/ KPMG LLP
Minneapolis, Minnesota
January 23, 2008